                                                                    EXHIBIT 99.1

               UNITED STATES LIME & MINERALS, INC. - NEWS RELEASE

FOR IMMEDIATE RELEASE                                  Contact: Timothy W. Byrne
                                                                  (972) 991-8400

                      UNITED STATES LIME & MINERALS REPORTS
                           THIRD QUARTER 2003 RESULTS


         Dallas, Texas, November 3, 2003 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported third quarter 2003 results: Revenues increased by 22.4% to $12,849,000 over the prior year period revenues of $10,496,000. The Company reported net income of $1,642,000 ($0.28 per share) in the third quarter 2003, an increase of $1,057,000, compared to net income of $585,000 ($0.10 per share) in the third quarter 2002. For the nine months ended September 30, 2003, revenues were $33,934,000, a 11.5% increase compared to the same period 2002 revenues of $30,434,000, while net income increased $2,552,000 to $3,183,000 ($0.55 per share), compared to net income of $631,000 ($0.11 per share) for the prior year period.


         The Company's gross profit was $4,387,000 for the third quarter 2003, compared to $2,739,000 for the third quarter 2002. For the first nine months 2003, gross profit was $9,595,000, compared to $7,557,000 for the first nine months 2002. "We are pleased that our operational problems in 2002 at our Texas plant are behind us, which has allowed us to have better operating results so far this year compared to last year," Timothy W. Byrne, President and Chief Executive Officer commented. "Also, our pulverized limestone sales volume has increased at our Texas and Colorado plants during 2003," Mr. Byrne continued.


         United States Lime & Minerals, Inc. is a Nasdaq-listed public company with headquarters in Dallas, Texas, supplying lime and limestone products primarily to the steel, paper, agriculture, environmental protection and construction industries from plants situated in Texas, Arkansas and Colorado.


         Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission.


                                 (Tables Follow)

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                       UNITED STATES LIME & MINERALS, INC.
                      CONDENSED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                QUARTER ENDED                   NINE MONTHS ENDED
                                                SEPTEMBER 30,                     SEPTEMBER 30,
                                        ----------------------------     -----------------------------
INCOME STATEMENTS                           2003            2002             2003            2002
                                        ------------    ------------     ------------     ------------
Revenues                                $     12,849    $     10,496     $     33,934     $     30,434
                                        ------------    ------------     ------------     ------------
Gross  profit                           $      4,387    $      2,739     $      9,595     $      7,557
                                        ------------    ------------     ------------     ------------

Operating profit                        $      3,199    $      1,756     $      6,360     $      4,601

Interest expense                               1,256           1,072            3,315            3,287
Other expense (income), net                        3              (2)            (708)             571
Income tax expense                               298             101              570              112
                                        ------------    ------------     ------------     ------------
Net income                              $      1,642    $        585     $      3,183     $        631
                                        ============    ============     ============     ============

Income per share of common stock:
        Basic                           $       0.28    $       0.10     $       0.55     $       0.11
        Diluted                         $       0.28    $       0.10     $       0.55     $       0.11

Weighted average shares outstanding:
        Basic                                  5,800           5,800            5,800            5,800
        Diluted                                5,810           5,800            5,803            5,800


                                                      SEPTEMBER 30,      DECEMBER 31,
                                                         2003               2002
                                                     --------------    --------------
BALANCE SHEETS

ASSETS:
   Current assets                                    $       24,320    $       10,472
   Property, plant and equipment, net                        70,677            70,406
   Deferred tax assets, net                                   2,101             2,359
   Other assets                                               2,038             1,282
                                                     --------------    --------------
       Total assets                                  $       99,136    $       84,519
                                                     ==============    ==============

LIABILITIES AND STOCKHOLDERS' EQUITY:
   Current liabilities                               $        8,029    $        7,958
   Long-term debt, excluding current installments            49,000
                                                                               37,500
   Other liabilities                                            908               755
   Stockholders' equity                                      41,199            38,306
                                                     --------------    --------------
       Total liabilities and stockholders' equity    $       99,136    $       84,519
                                                     ==============    ==============

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